Free Writing Prospectus

Filed on May 19, 2014 Pursuant to Rule 433

Registration Statement No. 333-189633

KIMBERLY-CLARK CORPORATION

$300,000,000 Floating Rate Notes due May 19, 2016

$300,000,000 1.900% Notes due May 22, 2019

PRICING TERM SHEET

Dated May 19, 2014

Floating Rate Notes due May 19, 2016

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$300,000,000

Maturity Date:	May 19, 2016

Reference Benchmark:	3-month LIBOR (Reuters LIBOR01)

Spread to Reference Benchmark:	5 bps

Interest Payment Dates:	Quarterly on the 19th day of February, May, August and November, commencing August 19, 2014

Interest Record Dates:	The 5th day of February, May, August and November

Price to Public:	100% of the principal amount

Net Proceeds After Underwriting Discount and Before Other Expenses:	$299,550,000

Optional Redemption:	The 2016 floating rate notes will not be redeemable prior to maturity.

Change of Control:

Kimberly-Clark Corporation will be required to make an offer to repurchase the 2016 floating rate notes at a price of 101% of the principal amount plus accrued and unpaid interest upon a Change of Control Repurchase Event.

Expected Settlement Date:	May 22, 2014 (T+3)

CUSIP:	494368 BM4

ISIN:	US494368BM46

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

Co-Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. RBC Capital Markets, LLC

1.900% Notes due May 22, 2019

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$300,000,000

Maturity Date:	May 22, 2019

Coupon:	1.900%

Interest Payment Dates:	Semi-annually on the 22nd day of May and November, commencing November 22, 2014

Interest Record Dates:	The 8th day of May and November

Price to Public:	99.948% of the principal amount

Net Proceeds After Underwriting Discount and Before Other Expenses:	$298,794,000

Benchmark Treasury:	1.625% due April 30, 2019

Benchmark Treasury Yield:	1.536%

Spread to Benchmark Treasury:	37.5 bps

Yield to Maturity:	1.911%

Optional Redemption:

The 2019 Notes will be redeemable, at the option of Kimberly-Clark Corporation, at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2019 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the applicable treasury rate plus 6 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

Change of Control:

Kimberly-Clark Corporation will be required to make an offer to repurchase the 2019 notes at a price of 101% of the principal amount plus accrued and unpaid interest upon a Change of Control Repurchase Event.

Expected Settlement Date:	May 22, 2014 (T+3)

CUSIP:	494368 BN2

ISIN:	US494368BN29

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

Co-Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. RBC Capital Markets, LLC

The issuer has filed a registration statement (No. 333-189633) (including a prospectus and a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read each of these documents and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 888-603-5847, Citigroup Global Markets Inc. toll-free at 800-831-9146, Goldman, Sachs & Co. toll-free at 866-471-2526,  or J.P. Morgan Securities LLC collect at 212-834-4533.